CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 28, 2000, relating to the financial statements of Cullen Value Fund (comprising Cullen Funds Trust), which appear in such Registration Statement. We also consent to the references to us under the headings "Shareholder Reports" and "Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, WI
June 30, 2000